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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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KOREA EQUITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

PRESIDENT AND FELLOWS OF HARVARD COLLEGE

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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[Letterhead of Harvard Management Company, Inc.]

March 4, 2004

BY FAX AND OVERNIGHT COURIER

The Independent Directors

Korea Equity Fund, Inc.

180 Maiden Lane

New York, New York 10038-4936

Dear Sirs:

We are pleased to see that the independent Directors of the Fund will be evaluating alternative arrangements for management of the Fund. We are concerned, however, that this announcement may simply turn out to be further lip-service and only an attempt to delay serious consideration of the critical issues facing the Fund, and that its timing will leave shareholders without critical information before casting their proxy ballots for this year’s annual meeting.

Your deliberations and the decisions of the full Board must be communicated to investors in a timely manner. The Board should make its decisions as to “alternative arrangements” for the Fund and announce them to shareholders at least six weeks prior to the annual meeting so that shareholders may fully understand their alternatives and evaluate the willingness of management to maximize shareholder value. An announcement of your decisions on the eve of the annual meeting will not give most shareholders time to take your decisions into account in deciding how to cast their proxy ballots.

Shareholders have been urging the Board to take action for some time now. With few options available to the Fund, we think the Board should be able to announce its decisions with very little delay.

As a long-term substantial shareholder in the Fund, we feel strongly that the choices for the Fund are greatly limited. At roughly $52 million of assets, the Fund is far too small to be viable in its current form. Expenses exceed 1.8%, liquidity is severely limited, and investment performance is poor. In our opinion, the conclusion of the independent Directors should be obvious: liquidate the Fund. If the Fund’s investment manager is unwilling to seek this result actively, the Board should terminate the investment manager’s contract.

We see two ways the Fund might be liquidated to shareholders’ advantage. One is simply to dissolve the Fund and return shareholders’ money. The other might be to merge the Fund with an existing exchange-traded fund. It may be possible for the merger to be completed in a tax efficient manner for all shareholders.

In any case, we are confident that the Fund’s continuing in its current format is not in the best interests of shareholders. Shareholders should have the information necessary to evaluate the results of management’s deliberations in time to vote their proxies for the annual meeting.

Sincerely,

/s/ Jeffrey B. Larson

Jeffrey B. Larson

Senior Vice President

International Equities

* * *

The following persons are or may be deemed participants in any solicitation of proxies by President and Fellows of Harvard College (“Harvard”) with respect to the 2004 annual meeting of stockholders of Korea Equity Fund, Inc. (the “Fund”).

•	President and Fellows of Harvard College. Harvard is the beneficial owner of 2,441,200 shares of common stock, par value $.10 per share (the “Common Stock”) of the Fund. Other than its interest as a stockholder of the Fund, Harvard has no direct or indirect interest in any matter expected to be acted upon at the Fund’s 2004 annual meeting.

•	Harvard Management Company, Inc. Harvard Management Company, Inc. acts as investment advisor to Harvard and to certain other persons affiliated with Harvard University. Neither Harvard Management Company, Inc. nor any of its clients (other than Harvard) owns beneficially or of record any shares of Common Stock. Other than the foregoing interests, Harvard Management Company, Inc. has no direct or indirect interest in any matter expected to be acted upon at the Fund’s 2004 annual meeting.

In connection with any solicitation by Harvard of proxies with respect to the Fund’s 2004 annual meeting, Harvard would file with the Securities and Exchange Commission (the “SEC”), and furnish to security holders of the Fund, a proxy statement, which security holders would be advised to read because it would contain important information. Security holders would be able to obtain a free copy of any such proxy statement (when available) and other related documents that may be filed with the SEC by Harvard and the Fund at the SEC’s website at www.sec.gov.

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